Atlanta, Georgia

November 4, 2008

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Announces Results for Second Quarter Ended September 27, 2008

Cagle’s Inc. reported a net loss of $5.5 million or $1.18 per diluted share for the second quarter of fiscal year 2009 compared with a profit of $1.4 million or $.29 per diluted share for the second quarter of fiscal 2008.  For the first six months of fiscal 2009 net income was a loss of $8.5 million or $1.82 per diluted share as compared with a net income of $2.9 million or $.62 per diluted share for the same period of fiscal 2008.

Revenues for the second quarter were $75.6 million reflecting little change when compared to the second quarter of fiscal 2008 and poultry pounds sold for the second quarter increased 4.05%. For the six month period revenues were $152.5 million up 3.1% and sales pounds were up 8.5% as compared to fiscal 2008. Quoted market prices for the second quarter and six month period of fiscal 2009 versus the same periods last year reflect a continued reduction in boneless breast, breast tenders, and wings, all  decreasing over 10%.

Cost of sales for the second quarter of fiscal 2009 increased 14.6% as compared with the same period last year, from $69.5 million to $79.7 million. For the first six months of 2009 cost of sales was $157.3 million up 16.3% from fiscal 2008. Feed ingredient prices for broilers processed in the second quarter of 2009 represented 43% of the total cost of sales increasing 53.7% as compared to the second quarter of 2008 continuing the trend from the previous quarter.

Grain cost is being moderated by the current worldwide economic environment with ethanol, export and feed demand all being reduced. It appears that the corn crop will be the second largest in history supportive of reasonable cost to grow our broilers. Egg sets are the lowest in the last five years which should help better balance our industry’s supply with today’s reduced protein demand resulting in improved prices for our product. We believe that Cagle’s margins will improve as grain and poultry markets adjust to the changes currently in place and expect a move to profitability in early 2009.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands) (Unaudied)

ASSETS	September 27, 2008	September 29, 2007

Current Assets	$47,235	$48,137

Other Assets	9,177	3,688

Property, Plant, and Equipment (net)	38,252	39,641

TOTAL ASSETS	$94,664	$91,466

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,393	$2,181
Trade Accounts Payable	21,015	16,524
Other Current Liabilities	5,185	9,325
Total Current Liabilities	28,593	28,030

Long-Term Debt	31,568	15,355

Total Stockholders Equity	34,503	48,081

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$94,664	$91,466

Cagle's, Inc. & Subsidiary
Consolidated Statements of Income
(In Thousands, except per share data) (Unaudied)

	Three Months Ended		Six Months Ended
	Sept. 27,	Sept. 29	Sept. 27,	Sept. 29
	2008	2007	2008	2007
Net Sales	$75,632	$76,067	$152,553	$147,929

Costs and Expenses:
Cost of Sales	79,702	69,527	157,279	135,187
Selling & Delivery and General & Administrative	2,355	2,276	4,687	4,405
General and Administrative	1,532	1,759	2,724	3,117
Other General Expenses	0	6	0	(22)
Total Costs and Expenses	83,589	73,568	164,690	142,687

Operating Income (Loss)	(7,957)	2,499	(12,137)	5,242

Other Income(Expense):
Interest Expense	(606)	(356)	(1,095)	(724)
Other Income, Net	(4)	58	(16)	82
Total Other Income (Expense),net	(610)	(298)	(1,111)	(642)

Income Before Income Taxes	(8,567)	2,201	(13,248)	4,600

Income Taxes Provision	(3,084)	826	(4,769)	1,690
Net Income	$(5,483)	$1,375	$(8,479)	$2,910
Net Income Per Common Share	$(1.18)	$0.29	$(1.82)	$0.62